Exhibit 99.1

INTERMEC, INC.

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

CONSOLIDATED STATEMENTS OF OPERATIONS (Preliminary)

Revenues:
Product	$198,369	$199,216	$720,959	$674,517
Service	43,345	37,703	154,523	136,800
Total Revenues	241,714	236,919	875,482	811,317

Costs and Expenses:
Cost of product revenues	118,952	115,790	420,707	384,609
Cost of service revenues	24,846	22,467	91,899	80,821
Selling, general and administrative	82,141	77,515	304,995	281,174
Total Costs and Expenses	225,939	215,772	817,601	746,604
Operating Profit From Continuing Operations	15,775	21,147	57,881	64,713
Interest, net	(115)	(2,918)	(4,026)	(12,361)
Foreign currency exchange, net	507	(763)	670	(1,675)
Earnings from Continuing Operations before Income Taxes	16,167	17,466	54,525	50,677
Provision (Benefit) for income taxes	4,057	(8,980)	13,880	(1,504)
Earnings from Continuing Operations	12,110	26,446	40,645	52,181
Earnings (Loss) from discontinued operations, net of tax	29,563	(97,663)	21,147	(101,310)
Net Earnings (Loss)	$41,673	$(71,217)	$61,792	$(49,129)

Basic Earnings (Loss) per Share
Continuing operations	$0.19	$0.44	$0.66	$0.86
Discontinued operations	0.48	(1.61)	0.34	(1.67)
Net earnings (Loss) per share	$0.67	$(1.17)	$1.00	$(0.81)

Diluted Earnings (Loss) per Share
Continuing operations	$0.19	$0.42	$0.64	$0.84
Discontinued operations	0.46	(1.56)	0.34	(1.63)
Net earnings (Loss) per share	$0.65	$(1.14)	$0.98	$(0.79)

Shares Used in Computing Earnings (Loss) per Share
Basic	62,629	60,780	61,785	60,502
Diluted	64,204	62,374	63,350	62,154

INTERMEC, INC.

CONSOLIDATED BALANCE SHEETS (Preliminary)

(Unaudited, amounts in thousands)

	December 31,	December 31,
	2005	2004
Assets

Current Assets:
Cash and cash equivalents	$256,782	$217,899
Restricted cash	—	50,000
Accounts receivable, net	180,985	157,833
Inventories	82,088	80,854
Net deferred tax assets	100,656	81,769
Assets held for sale	8,517	19,748
Current assets of discontinued operations	—	211,116
Other current assets	29,468	8,831

Total Current Assets	658,496	828,050

Property, Plant and Equipment, Net	30,820	30,375

Other Intangibles, Net	6,871	4,072

Net Deferred Tax Assets	137,578	134,978

Long Term Assets of Discontinued Operations	—	21,238

Other Assets	68,955	53,964

Total Assets	$902,720	$1,072,677

Liabilities and Shareholders’ Investment

Current Liabilities:
Accounts payable and accrued expenses	$148,731	$128,630
Payroll and related expenses	31,011	30,077
Deferred revenue	38,369	31,371
Current portion of long-term debt	—	108,500
Current liabilities of discontinued operations	—	130,257

Total Current Liabilities	218,111	428,835

Deferred Revenue	20,095	2,730

Long-term Debt	100,000	100,000

Other Long-term Liabilities	88,711	86,220

Long-term Liabilities of Discontinued Operations	—	46,388

Shareholders’ Investment:
Common stock	627	611
Additional paid-in capital	736,224	703,416
Accumulated deficit	(244,903)	(306,695)
Accumulated other comprehensive income (loss)	(16,145)	13,902

Total Shareholders’ Investment	475,803	411,234

Total Liabilities and Shareholders’ Investment	$902,720	$1,072,677